INCENTIVE PROGRAM DOCUMENT

Defined Positions of Officers and Directors

Fiscal Year 2001

APPROVALS

_________________________

Jay Trungale, President, CEO Date

_________________________________

Employee Name (please print)

__________________________________

Employee Signature of Acknowledgement

Effective: October 30, 2000

Supersedes: All previously stated and/or implied compensation and incentive plans.

This compensation plan is applicable to all Corporate (or non-operating) Officer-level positions and selected Director-level positions within VICORP Restaurants, Inc. (hereafter referred to as VICORP). Attachment A to this Plan Document details the defined positions. This plan defines the method of compensation for the period beginning October 30, 2000 and ending October 28, 2001.

BASE COMPENSATION
  Base compensation is defined as that compensation paid bi-weekly. Where applicable, vacation and holiday pay will be predicated upon the base compensation rate.
  Base compensation will be determined based upon using the approval salary wage ranges as a guideline.
  Participants in this program will be reviewed on an annual basis and any adjustments to the base rate will be based upon overall performance and wage range placement. Any merit increase approved must be such that the resulting salary is within the wage range for the position. The Compensation Committee of VICORP's Board of Directors must approve officer compensation.

BONUS PROGRAM
  General. Participants are eligible by virtue of assignment to an officer or director level position that is not eligible for any other Incentive Program (i.e., field). A list of approved bonus eligible positions for FY'01 is detailed on Attachment A. The bonus program is predicated upon achievement of overall VICORP performance against a set baseline Earnings Before Interest and Taxes (E.B.I.T.) target. NOTE: E.B.I.T. will be computed in accordance with Generally Accepted Accounting Principles.
  Bonus. The bonus plan is established based upon attainment of E.B.I.T. For Fiscal Year 2001, Target E.B.I.T. is $21,516.00 (which is before payment of bonuses).
  Distribution of Bonus

Eligible individuals participate in the bonus based upon:
    The target bonus percentage assigned to the position; and,
    The attainment of the E.B.I.T. Target.

The following chart summarizes the method of payout.

% Of E.B.I.T.	% Of Target		Payout %
Target Attained	Payout	Level 1	Level 2	Level 3	Level 4

80%	25%	8.75%	7.5%	6.25%	3.75%
85%	45%	15.75%	13.5%	11.25%	6.75%
90%	65%	22.75%	19.5%	16.25%	9.75%
95%	85%	29.75%	25.5%	21.25%	12.75%
100%	100%	35%	30%	25%	15%
105%	110%	38.5%	33%	27.5%	16.5%
110%	120%	42%	36%	30%	18%
115%	130%	45.5%	39%	32.5%	19.5%
120%-greater	140%	49%	42%	35%	21%

The targeted bonus percentages assigned to positions are as follows:

Corporate Executive Vice President and higher	35%
Sr. Vice Presidents	30%
Vice President	25%
Defined Director-level Positions	15%

These percentages are applied to the incumbent's base salary as of January 1, 2001.

Individual participants will be advised of their eligibility and their target %.

PAYMENT OF BONUSES
  Bonus payments will be made within 90 days following the end of the fiscal 2001 close.

Payments are subject to normal tax withholding and are paid via the payroll system. Bonus eligible participants must be actively employed at the end of the fiscal year to be eligible for payment.

GENERAL CONDITIONS
    This Plan does not constitute a contract of employment and does not in any way diminish or limit VICORP Restaurants, Inc. to terminate the employment of any individual at will, at any time, and at its sole discretion.
    Management may, at its discretion and at any time, change, modify, amend or discontinue this Plan without advance notification.
    Neither this, nor any other document, is intended to be construed as a guarantee of employment nor a guarantee base of incentive compensation. Compensation targets are often expressed in terms of annual dollars for ease of communication. In no way should annualized salary targets be construed as "promises to pay" or entitlements.
    The Corporation's audited financial statements serve as the documents against which bonus is earned and computed.
    Initial participation (by virtue of assignment to a bonus-eligible position) will be pro-rated based upon the number of full months the incumbent is in a bonus-eligible position.
    Transfers from a bonus-eligible position to a non-bonus eligible position during the course of the fiscal year will result in no bonus consideration for that fiscal year.
    Should there be an extraordinary event such as an acquisition, merger, divestiture, extraordinary expenses, etc. that positively, negatively, or materially affects E.B.I.T., the E.B.I.T. threshold numbers will be reevaluated.